Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 of Innospec Inc. (the “Company”) are based on the historical consolidated financial statements of the Company and Independence Oilfield Chemicals, LLC (“IOC”).

Pro forma adjustments were made primarily to reflect:

•	Borrowings under the existing facilities to fund a portion of the acquisition of IOC (the “Acquisition”), and to pay related fees and expenses, including changes in interest expense resulting therefrom;

•	the repayment of existing IOC borrowings;

•	the Acquisition, including transaction costs and fees incurred as a result of the Acquisition; and

•	changes in the carrying values of certain assets and liabilities to reflect their estimated fair values at the date of closing of the Acquisition, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses.

The unaudited pro forma condensed consolidated financial statements gives effect to the Acquisition and related transactions as if they had occurred on June 30, 2014 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations.

Due to the nature of the Acquisition, we revalued our assets and liabilities based on their fair values at the date of the Acquisition in accordance with business combination accounting standards. The unaudited pro forma condensed consolidated financial statements presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, available information as of the date of these condensed consolidated pro forma financial statements and management assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations by our independent valuation firm. The actual adjustments to our consolidated financial statements upon the closing of the Acquisition will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Any final adjustments will change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data, including a change to goodwill.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statements of earnings exclude nonrecurring items directly related to the Acquisition. The unaudited condensed consolidated pro forma financial statements do not reflect any cost savings from operating efficiencies, synergies or restructurings from the Acquisition nor the costs relating to the implementation of such restructuring or the costs necessary to achieve such synergies and efficiencies.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our actual consolidated statements of earnings or consolidated balance sheet would have been had the Acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

INNOSPEC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2014

(In millions)

	Historical Innospec	Historical IOC	Pro Forma Adjustments		Pro Forma Innospec

Assets:
Current assets:
Cash and cash equivalents	$91.4	$—	$(70.1	)(1)(4)	$21.3
Short-term investments	6.0	—	—		6.0
Trade and other accounts receivable, net of allowance	118.0	11.9	—		129.9
Inventories, net of allowance
Finished goods	107.8	8.9	—		116.7
Work in progress	3.3	—	—		3.3
Raw materials	61.7	4.5	—		66.2

Total inventories	172.8	13.4	—		186.2
Current portion of deferred tax assets	8.7	—	—		8.7
Prepaid expense	3.9	0.6	—		4.5
Prepaid income taxes	5.1	—	—		5.1

Total current assets	405.9	25.9	(70.1)		361.7
Property, plant and equipment:
Gross cost	161.8	16.3	—		178.1
Less accumulated depreciation	(100.5)	(1.7)	—		(102.2)

Net property, plant and equipment:	61.3	14.6	—		75.9
Goodwill	188.1	—	115.8	(2)	303.9
Other intangible assets	121.1	—	78.7	(2)	199.8
Deferred finance costs	1.4	—	—		1.4
Deferred tax assets, net of current portion	7.5	—	—		7.5
Other non-current assets	1.5	0.1	—		1.6

Total Assets	$786.8	$40.6	$124.4		$951.8

Liabilities and Stockholders’ Equity
Current liabilities:
Overdraft	$—	$0.8	$—		$0.8
Accounts payable	52.0	11.4	—		63.4
Accrued liabilities	62.9	—	1.0	(3)	63.9
Current portion of long-term debt	5.3	10.1	(10.1	)(4)	5.3
Current portion of plant closure provisions	4.8	—	—		4.8
Current portion of unrecognized tax benefits	—	—	—		—
Current portion of deferred tax liabilities	0.2	—	—		0.2
Current portion of deferred income	0.3	—	—		0.3

Total current liabilities	125.5	22.3	(9.1)		138.7
Long-term debt, net of current portion	134.2	—	40.0	(4)	174.2
Plant closure provisions, net of current portion	26.8	—	—		26.8
Unrecognized tax benefits, net of current portion	9.0	—	—		9.0
Deferred tax liabilities, net of current portion	10.9	—	—		10.9
Pension liabilities	33.0	—	—		33.0
Acquisition-related contingent consideration	4.8	—	112.8	(1)	117.6
Other non-current liabilities	0.2	—	—		0.2
Deferred income, net of current portion	1.1	—	—		1.1

Total Liabilities	345.5	22.3	143.7		511.5
Stockholders’ equity
Common stock	0.3	18.5	(18.5	)(2)	0.3
Additional paid-in capital	310.1	—	—		310.1
Treasury stock	(72.9)	—	—		(72.9)
Retained earnings	356.3	(0.2)	(0.8	)(2)	355.3
Accumulated other comprehensive loss	(152.5)	—	—		(152.5)

Total stockholders’ equity	441.3	18.3	(19.3)		440.3

Total liabilities and stockholders’ equity	$786.8	$40.6	$124.4		$951.8

See the accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions may differ from the pro forma adjustments. A description of these transactions and adjustments is provided as follows:

(1)	Reflects the pro forma adjustment to cash reflecting the sources and uses of cash as if the Acquisition had occurred on June 30, 2014, as follows (dollars in millions):

SOURCES AND USES As of June 30, 2014
Sources of Funds:		Uses of Funds:
(in millions)		(in millions)

Revolving Credit Facility (a)	$40.0	Purchase consideration	$212.8
Cash on hand	$60.0
Earn-Out (b)	$112.8

Total sources	$212.8	Total uses	$212.8

(a)	Reflects estimated borrowings to be made under the Company’s existing $200 million credit facility maturing on December 14, 2016.
(b)	Reflects the estimated payment to be made under an earn-out agreement entered into as part of the purchase consideration that requires payments to be made upon reaching certain financial targets post acquisition. The payments are due on the first and second anniversary of the Acquisition.

(2)	Reflects the effect of purchase price accounting based on a preliminary allocation of the $212.8 million purchase price to identifiable assets acquired and liabilities assumed, based on preliminary valuations by our independent valuation firm. The preliminary allocation is summarized as follows (dollars in millions):

Purchase consideration	$212.8
Less: historical net book value of assets acquired	18.3

Excess fair value over net book value	194.5

Purchase price adjustments:
Intangible assets, net	$78.7
Goodwill	115.8

Total purchase price adjustments	$194.5

Estimated fair value of net assets acquired	$212.8

The estimated fair value of the acquired intangible assets consists of definite-lived intangible assets as follows (dollars in millions):

	Fair Value	Useful Life (years)
Trademarks	$8.7	10
Product formulations	27.9	15
Customer relationships	38.9	10
Non compete agreement	3.2	3

The final allocation of the purchase price will be determined as of the Acquisition date and is dependent on a number of factors, including discount rates and the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed. Adjustments resulting from the final allocation of purchase price may be material.

(3)	Adjustments represent accrual for transaction costs directly attributable to the Acquisition, estimated to be $1.0 million.
(4)	Adjustments reflect the repayment of all amounts outstanding under the existing IOC Facility of $10.1 million, and $40.0 million borrowed under the Revolving Credit Facility as part of the Acquisition.

The adjustments are based on balances at June 30, 2014. Any changes at the closing date of the Acquisition to the amounts owed on the existing IOC Facility from the amounts at June 30, 2014 may or may not be significant. No adjustments have been made to the pro forma financial information for any changes in this balance subsequent to June 30, 2014.

INNOSPEC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2013

(In millions)

	Historical Innospec	Historical IOC	Pro Forma Adjustments		Pro Forma Innospec

Net sales	$818.8	$78.1	$—		$896.9
Cost of goods sold	(563.6)	(65.8)	—		(629.4)

Gross profit	255.2	12.3	—		267.5
Operating expenses:
Selling, general and administrative expenses	(141.9)	(9.8)	(7.7	)(1)	(159.4)
Research and development	(21.2)	—	—		(21.2)
Restructuring charge	(0.2)	—	—		(0.2)
Impairment of octane additives segment goodwill	(1.3)	—	—		(1.3)
Profit on disposal, net	—	—	—		—

Total operating expenses:	(164.6)	(9.8)	(7.7)		(182.1)

Operating income	90.6	2.5	(7.7)		85.4
Other net income/(expense)	4.1	—	—		4.1
Interest expense	(2.3)	(0.1)	(0.5	)(2)	(2.9)
Interest income	0.4	—	—		0.4

Income before income taxes	92.8	2.4	(8.2)		87.0
Income taxes	(15.0)	(0.1)	1.3	(3)	(13.8)

Net income	$77.8	$2.3	$(6.9)		$73.2

			—
Earnings per share:
Basic	$3.29				$3.10

Diluted	$3.22				$3.03

Weighted average shares outstanding (in thousands):
Basic	23,651				23,651

Diluted	24,156				24,156

See the accompanying notes to the unaudited pro forma condensed consolidated statements of operations.

INNOSPEC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2014

(In millions)

	Historical Innospec	Historical IOC	Pro Forma Adjustments		Pro Forma Innospec

Net sales	$442.0	$33.6	$—		$475.6
Cost of goods sold	(307.7)	(24.5)	—		(332.2)

Gross profit	134.3	9.1	—		143.4
Operating expenses:
Selling, general and administrative expenses	(79.7)	(10.3)	(3.5	)(1)(4)	(93.5)
Research and development	(11.3)	—	—		(11.3)
Restructuring charge	—	—	—		—
Impairment of octane additives segment goodwill	—	—	—		—
Profit on disposal, net	—	(0.2)	—		(0.2)

Total operating expenses:	(91.0)	(10.5)	(3.5)		(105.0)

Operating income	43.3	(1.4)	(3.5)		38.4
Other net income/(expense)	1.2	—	—		1.2
Interest expense	(1.9)	(0.1)	(0.2	)(2)	(2.2)
Interest income	0.2	—	—		0.2

Income before income taxes	42.8	(1.5)	(3.7)		37.6
Income taxes	(7.4)	(0.2)	1.2	(3)	(6.4)

Net income	$35.4	$(1.7)	$(2.6)		$31.1

Earnings per share:
Basic	$1.45				$1.28

Diluted	$1.44				$1.28

Weighted average shares outstanding (in thousands):
Basic	24,382				24,382

Diluted	24,382				24,382

See the accompanying notes to the unaudited pro forma condensed consolidated statements of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	Reflects the estimated adjustments to amortization of $7.7 million for the year ended December 31, 2013 and $3.8 million for the six months ended June 30, 2014 resulting from the preliminary fair value adjustment to the acquired intangible assets using estimated useful lives.
(2)	Reflects the pro forma adjustment to interest expense, assuming no capitalized interest related to the borrowings under the existing facility in connection with the completion of the Acquisition. Each 0.125% change in assumed interest rates for our existing loan facility would change pro forma interest expense by approximately $50.0 thousand for the year ended December 31, 2013.
(3)	Reflects the estimated tax effects resulting from the Acquisition at the estimated statutory rates, including an adjustment for a change in the taxable status of IOC from a non-taxable to a taxable entity.
(4)	Reflects the elimination of non-recurring transaction costs of $0.3 million which had been expensed during the period related to the Acquisition.